EXHIBIT 21.1

Subsidiaries of Karbon-X Corp.:

Karbon-X Project, Inc. (Canada)

Karbon-X USA Corp. (Nevada, United States)

Karbon-X Trading Limited (Cyprus)

Allcot Limited (Ireland)

Allcot X Colombia S.A.S. (Colombia)

Karbon-X Iberia SL (formerly Allcot Soluciones España S.L.) (Spain)